Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Fourth Quarter Results

•	Total revenues of $27.4 million, a 47% year-over-year decrease and a 68% increase from the third quarter of 2020
•	Net income of $8.6 million and earnings per diluted share of $3.59; adjusted net loss of $(6.4) million and adjusted loss per diluted share of $(2.70)
•	Adjusted EBITDA of $3.0 million, an increase of $5.1 million from the third quarter of 2020
•	$25.7 million gain realized from the settlement of the final court judgment against Diamondback Industries
•	$15.5 million in cash on hand and $5.8 million of total debt as of December 31, 2020
•

Net cash provided by operating activities, free cash flow and free cash flow after distributions to non-controlling interest of $35.1 million, $34.1 million and $16.5 million, respectively, for the year ended December 31, 2020

HOUSTON, March 1, 2021 – NCS Multistage Holdings, Inc. (NASDAQ: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies, today announced its results for the quarter and year ended December 31, 2020.

Financial Review

Fourth Quarter 2020 Financial Results

Total revenues were $27.4 million for the quarter ended December 31, 2020, which was a decrease of 47% compared to the fourth quarter of 2019. This decrease reflected reductions in product and service sales in North America as well as lower pricing in certain circumstances, including composite plugs and tracer diagnostics and lower product and service sales in international markets. The decrease in both activity and pricing resulting from the decline in market conditions, primarily related to the Coronavirus disease 2019 (“COVID-19”) pandemic, had a negative impact on our revenues during the three months ended December 31, 2020 as drilling and completion activity in the U.S. declined sequentially throughout 2020 before bottoming in the third quarter and increasing during the fourth quarter of 2020. Total revenues increased by 68% as compared to the third quarter of 2020 with increases of 21% in the United States and 279% in Canada partially offset by a decrease of 35% in international markets.

Gross profit, which we define as total revenues less total cost of sales exclusive of depreciation and amortization, was $11.7 million, or 43% of total revenues, in the fourth quarter of 2020, compared to $26.1 million, or 50% of total revenues, in the fourth quarter of 2019. Cost of sales as a percentage of total revenues increased due to the significant reduction in revenue, leading to under-utilization of manufacturing capacity and field service personnel, even after the reduction of our capacity and staff, as well as a reduction in pricing for certain products and services.

Selling, general and administrative (“SG&A”) expenses totaled $10.6 million in the fourth quarter of 2020, a decrease of $11.6 million as compared to the fourth quarter of the prior year.  This overall decrease in expense reflects declines in compensation and benefits, share-based compensation, bad debt expense and professional fees.

During the fourth quarter of 2020, we recorded a gain on patent infringement settlement in the amount of $25.7 million, which represents the gain realized by Repeat Precision, LLC (“Repeat Precision”) from the settlement of the final judgment awarded by the court against Diamondback Industries, Inc. (“Diamondback”) and included related legal fees, net of the proceeds from our directors and officers liability insurance that reimbursed certain legal expenses.

Net income was $8.6 million, or $3.59 per diluted share, for the quarter ended December 31, 2020,  which included a net impact of $12.3 million (after tax effect of $15.0 million, or $6.29 per diluted share) related to gain on patent infringement settlement and realized and unrealized foreign currency loss as well as a benefit related to a reduction in foreign tax expense. Income tax was also impacted by the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and income tax valuation allowances recorded to reduce the carrying value of deferred tax assets. Adjusted net loss, which excludes these items, was $(6.4) million, or $(2.70) per diluted share, for the quarter ended December 31, 2020. This compares to a net loss of $(2.2) million, or $(0.93) per diluted share, in the fourth quarter of 2019, which included a net impact of $(0.3) million (after tax effect of $(0.2) million, or $(0.09) per diluted share) related to realized and unrealized foreign currency loss as well as the tax impact of the income tax valuation allowance recorded to reduce the carrying value of our U.S. deferred tax asset and the tax effect of a non-deductible goodwill impairment recorded in the second quarter of 2019. Adjusted net loss, which excludes these items, was $(2.0) million, or $(0.84) per diluted share, for the quarter ended December 31, 2019.

Adjusted EBITDA was $3.0 million for the quarter ended December 31, 2020, a decrease of $5.3 million as compared to the fourth quarter of 2019 and an increase of $5.1 million as compared to the third quarter of 2020.

Full Year 2020 Financial Results

For the year ended December 31, 2020, the Company reported revenues of $107.0 million, a decrease of $98.5 million, or 48% as compared to the year ended December 31, 2019. Net loss was $(57.6) million for the year ended December 31, 2020 compared to $(32.8) million for the year ended December 31, 2019. Adjusted net loss was $(19.6) million for the year ended December 31, 2020 compared to adjusted net loss of $(11.0) million for the year ended December 31, 2019. Adjusted EBITDA of $2.2 million for the year ended December 31, 2020 was a decrease of $26.0 million as compared to the year ended December 31, 2019.

Cash flows from operating activities during 2020 of $35.1 million was $17.2 million higher than in the prior year, while cash flows from investing activities of $(1.1) million compared favorably to $(5.0) million in 2019.

Capital Expenditures and Liquidity

The Company incurred capital expenditures of $(0.1) million, net, during the fourth quarter of 2020 and $1.1 million, net, for the year ended December 31, 2020.

As previously disclosed, Repeat Precision received in excess of $23.0 million in cash proceeds during the fourth quarter of 2020 in connection with the settlement of the judgment against Diamondback. Repeat Precision made cash distributions totaling $27.5 million during the quarter, with NCS and our joint venture partner each receiving $13.8 million.

As of December 31, 2020, the Company had $15.5 million in cash and $5.8 million in total debt, with our senior secured credit facility remaining undrawn.  The borrowing base under the senior secured credit facility as of December 31, 2020 was $11.0 million. The Company’s net working capital, which we define as our current assets, excluding cash and cash equivalents, minus our current liabilities, excluding current maturities of long-term debt, was $54.6 million at December 31, 2020.

Review and Outlook

NCS’s Chief Executive Officer, Robert Nipper commented, “I’m exceptionally proud of our team at NCS, as we rose to meet the many challenges faced in 2020 by the company and our industry brought on by the COVID-19 pandemic.

We continued to recover from the trough in industry activity experienced earlier this year, and grew revenue by 68% in the fourth quarter of 2020, as compared to the third quarter. For the full year, our revenue declined by 48%, with revenue in each of our U.S., Canadian and other international geographies declining in an amount approximately in line with the reduction in the respective rig counts, despite a challenging competitive environment and pricing pressures.

We took decisive action throughout the year to reduce costs, which included structural changes that enhance the efficiency of our operations. These actions contributed to a recovery in our gross margin percentage, which was 43% during the fourth quarter of 2020 as compared to a gross margin percentage of 37% in the third quarter of 2020, demonstrating our ability to reduce our fixed costs and partially mitigate pricing pressures. In addition, we were able to reduce our SG&A expense from $88.6 million in 2019 to $59.4 million in 2020, a reduction of over $29 million, or 33%.

We continued to benefit from our capital-light business model, which enabled us to generate meaningful free cash flow during the year and to further strengthen our balance sheet. Free cash flow for the year was over $34 million and was $16.5 million after distributions to non-controlling interests, contributing to our year end cash balance of $15.5 million. Capital expenditures, net of asset sales, were $1.1 million in 2020, a reduction of $3.9 million from 2019 and below our $3-$5 million initial expectation that we communicated in the first quarter of 2020. We amended our revolving credit facility during the year with a new structure that we believe provides us with greater flexibility. We repaid the outstanding balance in connection with the amendment, and the facility remains undrawn with a borrowing base of $11 million year end.

We successfully concluded the Diamondback litigation, with an outcome that I believe was a clear positive for Repeat Precision, NCS and our shareholders. Repeat Precision received over $23 million in cash in the fourth quarter of 2020 and the patent that was the subject of the dispute was assigned to Repeat Precision. We have also added to the list of companies that are licensing our AirLock TM casing buoyancy technology, demonstrating the value of our intellectual property portfolio and providing financial benefits.

We believe that our products and services enable our customers to increase operating efficiencies, better understand and optimize their assets and reduce their costs, which has allowed us to improve our market position over time. Our technology also has applications outside of the oil and natural gas industry, as demonstrated by our participation in Deep Earth Energy Production Corp’s horizontal geothermal test well during the fourth quarter. We believe that we are well positioned to outperform the underlying customer spending changes that we expect in each of the U.S., Canada and internationally as we grow our market share and access new markets.

We currently expect that capital budgets for exploration and production companies in the U.S. for 2021 will be 0% - 10% lower than 2020 levels and that capital budgets in Canada will be slightly lower than in 2020. We currently expect that budgets for exploration and production companies in international markets will increase modestly in 2021 as compared to 2020, but that the increase will occur later in the year. Actual activity levels will depend in large part on the pace of vaccinations and the efficacy of vaccinations against evolving COVID-19 strains. In addition, customer activity in the U.S. in the first quarter of 2021 was negatively impacted by winter storm Uri, which resulted in widespread, but temporary production shut-ins, unsafe road conditions and other logistical challenges particularly in the Permian Basin and other areas in Texas and Oklahoma.

As always, I want to take this opportunity to express my thanks to the team at NCS and at Repeat Precision. We finished 2020 with no lost time or recordable incidents, which I believe is a tremendous accomplishment. I truly appreciate the hard work and dedication of our people. We have the right team and the right strategies in place to deliver value to customers, drive innovation in the industry and in new markets and to create value for our shareholders.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year 2020 results on Tuesday,  March 2, 2021 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 400-1696. To join the conference call from outside of the United States, participants may dial (703) 736-7385. The conference access code is 9847996. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investors section of the Company’s website, http://www.ncsmultistage.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (855) 859-2056 within the United States or (404) 537-3406 outside of the United States. The conference call replay access code is 9847996. The replay will also be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies. NCS provides products and services to exploration and production companies for use in horizontal wells in unconventional oil and natural gas formations throughout North America and in selected international markets, including Argentina, China, Russia, the Middle East and the North Sea.  NCS’s common stock is traded on the NASDAQ Capital Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: the risks and uncertainties relating to public health crises, including the COVID-19 pandemic and its continuing impact on market conditions and our business, financial condition, results of operations, cash flows and stock price; declines in the level of oil and natural gas exploration and production activity within Canada and the United States; oil and natural gas price fluctuations; the financial health of our customers including their ability to pay for products or services provided; inability to successfully implement our strategy of increasing sales of products and services into the United States; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share; loss of significant customers; our inability to successfully develop and implement new technologies, products and services; our inability to protect and maintain critical intellectual property assets; losses and liabilities from uninsured or underinsured business activities; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; currency exchange rate fluctuations;  impact of severe weather conditions; risks resulting from the operations of a joint venture arrangement;  restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; change in trade policy, including the impact of additional tariffs; our inability to accurately predict customer demand, which may result in us holding excess or obsolete inventory; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including anti-corruption and environmental regulations, the CARES Act and the U.S. Tax Cuts and Jobs Act of 2017; loss of our information and computer systems; system interruptions or failures, including complications with our enterprise resource planning system, cyber-security breaches, identity theft or other disruptions that could compromise our information; impairment in the carrying value of long-lived assets and goodwill; our failure to establish and maintain effective internal control over financial reporting; our success in attracting and retaining qualified employees and key personnel; risks and uncertainties relating to cost reduction efforts or savings we may realize from such cost reduction efforts; the reduction in our senior secured credit facility borrowing base or our inability to comply with the covenants in our debt agreements; and our inability to obtain sufficient liquidity on reasonable terms, or at all and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Ryan Hummer

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Product sales	$19,249	$34,893	$75,197	$145,826
Services	8,134	17,201	31,780	59,659
Total revenues	27,383	52,094	106,977	205,485
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	11,456	18,049	46,647	75,081
Cost of services, exclusive of depreciation and amortization expense shown below	4,236	7,928	16,260	32,949
Total cost of sales, exclusive of depreciation and amortization expense shown below	15,692	25,977	62,907	108,030
Selling, general and administrative expenses	10,643	22,194	59,425	88,554
Depreciation	980	1,495	4,426	5,877
Amortization	125	1,108	1,465	4,559
Change in fair value of contingent consideration	—	—	—	37
Impairments	—	—	50,194	7,919
(Loss) income from operations	(57)	1,320	(71,440)	(9,491)
Other income (expense)
Interest expense, net	(174)	(428)	(1,796)	(1,925)
Gain on patent infringement settlement	25,678	—	25,678	—
Other income (expense), net	1,149	(41)	1,729	308
Foreign currency exchange loss	(593)	(280)	(1,060)	(958)
Total other income (expense)	26,060	(749)	24,551	(2,575)
Income (loss) before income tax	26,003	571	(46,889)	(12,066)
Income tax expense (benefit)	2,173	552	(7,783)	10,752
Net income (loss)	23,830	19	(39,106)	(22,818)
Net income attributable to non-controlling interest	15,260	2,196	18,493	10,005
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$8,570	$(2,177)	$(57,599)	$(32,823)
Earnings (loss) per common share
Basic earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$3.62	$(0.93)	$(24.37)	$(14.08)
Diluted earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$3.59	$(0.93)	$(24.37)	$(14.08)
Weighted average common shares outstanding
Basic	2,369	2,345	2,364	2,332
Diluted	2,385	2,345	2,364	2,332

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS*

(In thousands, except share data)

	December 31,	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$15,545	$11,243
Accounts receivable—trade, net	21,925	41,960
Inventories, net	34,871	39,921
Prepaid expenses and other current assets	2,975	2,444
Other current receivables	8,358	5,028
Total current assets	83,674	100,596
Noncurrent assets
Property and equipment, net	24,435	32,974
Goodwill	15,222	15,222
Identifiable intangibles, net	6,413	45,248
Operating lease assets	5,170	5,071
Deposits and other assets	3,559	3,460
Deferred income taxes, net	205	6
Total noncurrent assets	55,004	101,981
Total assets	$138,678	$202,577
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$4,943	$8,549
Accrued expenses	3,347	3,451
Income taxes payable	653	1,883
Operating lease liabilities	1,826	2,052
Current maturities of long-term debt	1,347	1,481
Other current liabilities	2,768	2,364
Total current liabilities	14,884	19,780
Noncurrent liabilities
Long-term debt, less current maturities	4,442	11,436
Operating lease liabilities, long-term	3,989	3,487
Other long-term liabilities	1,864	1,373
Deferred income taxes, net	13	2,956
Total noncurrent liabilities	10,308	19,252
Total liabilities	25,192	39,032
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at	—	—
December 31, 2020 and December 31, 2019
Common stock, $0.01 par value, 11,250,000 shares authorized, 2,371,992 shares issued and 2,359,918 shares outstanding at December 31, 2020 and 2,345,289 shares issued
and 2,340,656 shares outstanding at December 31, 2019	24	23
Additional paid-in capital	432,801	425,079
Accumulated other comprehensive loss	(81,780)	(80,811)
Retained deficit	(256,628)	(199,029)
Treasury stock, at cost; 12,074 shares at December 31, 2020 and 4,633 shares
at December 31, 2019	(809)	(652)
Total stockholders’ equity	93,608	144,610
Non-controlling interest	19,878	18,935
Total equity	113,486	163,545
Total liabilities and stockholders' equity	$138,678	$202,577

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2020	2019
	(Unaudited)
Cash flows from operating activities
Net loss	$(39,106)	$(22,818)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,891	10,436
Impairments	50,194	7,919
Amortization of deferred loan cost	296	312
Share-based compensation	8,482	12,542
Provision for inventory obsolescence	1,820	895
Deferred income tax (benefit) expense	(3,202)	9,000
(Gain) loss on sale of property and equipment	(592)	(312)
Write-off of deferred loan costs	606	—
Gain on patent infringement settlement	(25,678)	—
Change in fair value of contingent consideration	—	37
Provision for doubtful accounts	750	3,500
Net proceeds from patent infringement settlement	21,370	—
Payment of contingent consideration	—	(3,042)
Proceeds from note receivable	302	—
Changes in operating assets and liabilities:
Accounts receivable—trade	19,250	4,735
Inventories, net	3,241	(7,639)
Prepaid expenses and other assets	(3,022)	488
Accounts payable—trade	(3,170)	2,580
Accrued expenses	(105)	(681)
Other liabilities	534	(1,606)
Income taxes receivable/payable	(2,744)	1,603
Net cash provided by operating activities	35,117	17,949
Cash flows from investing activities
Purchases of property and equipment	(2,098)	(6,123)
Purchase and development of software and technology	(55)	(251)
Proceeds from sales of property and equipment	1,094	1,372
Net cash used by investing activities	(1,059)	(5,002)
Cash flows from financing activities
Equipment note borrowings	—	835
Payments on equipment note and finance leases	(1,513)	(5,021)
Payments on revolver	(15,000)	(10,000)
Payment of contingent consideration	—	(6,958)
Line of credit borrowings	5,000	—
Payment of deferred loan cost related to senior secured credit facility	(553)	(871)
Treasury shares withheld	(157)	(315)
Distribution to non-controlling interest	(17,550)	(6,000)
Proceeds from the issuance of ESPP shares	—	1,024
Net cash used by financing activities	(29,773)	(27,306)
Effect of exchange rate changes on cash and cash equivalents	17	471
Net change in cash and cash equivalents	4,302	(13,888)
Cash and cash equivalents beginning of period	11,243	25,131
Cash and cash equivalents end of period	$15,545	$11,243
Supplemental cash flow information
Cash paid for interest, net of amounts capitalized	$929	$1,070
Cash paid for income taxes (net of refunds)	(1,924)	122
Noncash investing and financing activities
Return of vehicles under finance lease	$(798)	$—
Leased assets obtained in exchange for new finance lease liabilities	5,305	1,383
Leased assets obtained in exchange for new operating lease liabilities	2,572	328
Changes in accounts payable related to capital expenditures	(184)	(599)

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA is defined as net (loss) income before interest expense, net,  income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of an impairment and share-based compensation, are non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. Adjusted Net (Loss) Income is defined as net (loss) income attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted Net (Loss) Earnings per Diluted Share is defined as Adjusted Net (Loss) Income divided by our diluted weighted average common shares outstanding during the relevant period. Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. We define free cash flow less distributions to non-controlling interest as free cash flow less distributions to non-controlling interest, as presented in the net cash used in financing activities section of our consolidated statements of cash flows. Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt to evaluate the investment in working capital required to support our business. We believe that Adjusted EBITDA, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share are important measures that exclude costs that management believes do not reflect our ongoing operating performance and, in the case of Adjusted EBITDA, certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that free cash flow less distributions to non-controlling interest is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures, other investment needs, and cash distributions to our joint venture partner. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash. Accordingly, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share,  Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are key metrics that management uses to assess the period-to-period performance of our core business operations. We believe that presenting Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share, Free Cash Flow and Free Cash Flow Less Distributions to Non-Controlling Interest enables investors to assess our performance from period to period using the same metrics utilized by management and that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share enable investors to evaluate our performance relative to other companies that are not subject to such factors.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income, income from operations, cash provided by operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP and they should not be considered as alternatives to net income (loss),  cash provided by operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measure of financial performance calculated under GAAP:

NET WORKING CAPITAL*

	December 31,	December 31,
	2020	2019
Working capital	$68,790	$80,816
Cash and cash equivalents	(15,545)	(11,243)
Current maturities of long-term debt	1,347	1,481
Net working capital	$54,592	$71,054

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED NET LOSS AND ADJUSTED NET LOSS PER DILUTED SHARE

	Three Months Ended				Year Ended
	December 31, 2020		December 31, 2019		December 31, 2020		December 31, 2019
	Effect on Net Income (Loss)	Impact on Diluted Earnings (Loss) Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$8,570	$3.59	$(2,177)	$(0.93)	$(57,599)	$(24.37)	$(32,823)	$(14.08)
Adjustments
Impairments (a)	—	—	—	—	50,194	21.23	7,919	3.40
Gain on patent infringement settlement (b)	(12,839)	(5.41)	—	—	(12,839)	(5.43)	—	—
Realized and unrealized foreign currency loss (c)	574	0.25	327	0.14	1,002	0.42	994	0.43
Write-off of deferred loan costs (d)	—	—	—	—	606	0.26	—	—
Change in fair value of contingent consideration (e)	—	—	—	—	—	—	37	0.02
Income tax impact from adjustments (f)	(2,710)	(1.13)	(118)	(0.05)	(976)	(0.41)	12,836	5.50
Adjusted net loss attributable to NCS Multistage Holdings, Inc.	$(6,405)	$(2.70)	$(1,968)	$(0.84)	$(19,612)	$(8.30)	$(11,037)	$(4.73)

_____________________

(a)

Represents non-cash impairment charges for property and equipment and intangible assets during 2020 and a non-cash impairment charge for goodwill in 2019 as the fair values were lower than the carrying values.

(b)	Represents the 50% gain attributable to NCS, which was realized from the settlement of the final court judgment against Diamondback.
(c)	Represents realized and unrealized foreign currency translation losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(d)

Represents deferred loan costs of $0.6 million that were expensed during the third quarter of 2020 due to the amendment to our senior secured credit facility in August 2020. The reduction in deferred loan costs were commensurate with the reduction in potential capacity.

(e)

Represents the difference between the December 31, 2018 liability balance and the $10.0 million cash payment for the Repeat Precision earn-out consideration, which was paid to our joint venture partner on January 31, 2019.

(f)

Represents the income tax adjustments including a reduction in foreign income tax and valuation allowance recorded to reduce the carrying value of both our U.S. and Canadian deferred tax assets in 2020 and the impact of income tax adjustments including the valuation allowance recorded to reduce the carrying value of our U.S. deferred tax asset and the tax effect of a non-deductible goodwill impairment in 2019.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income (loss)	$23,830	$19	$(39,106)	$(22,818)
Income tax expense (benefit)	2,173	552	(7,783)	10,752
Interest expense, net	174	428	1,796	1,925
Depreciation	980	1,495	4,426	5,877
Amortization	125	1,108	1,465	4,559
EBITDA	27,282	3,602	(39,202)	295
Impairments (a)	—	—	50,194	7,919
Gain on patent infringement settlement (b)	(25,678)	—	(25,678)	—
Share-based compensation (c)	1,449	3,050	7,723	12,204
Professional fees (d)	(916)	1,212	1,295	4,952
Foreign currency loss (e)	593	280	1,060	958
Change in fair value of contingent consideration (f)	—	—	—	37
Severance and other termination benefits (g)	43	—	5,661	721
Other (h)	204	175	1,131	1,098
Adjusted EBITDA	$2,977	$8,319	$2,184	$28,184
Adjusted EBITDA Margin	11%	16%	2%	14%
Adjusted EBITDA Less Share-Based Compensation	$1,528	$5,269	$(5,539)	$15,980

_____________________

(a)

Represents non-cash impairment charges for property and equipment and intangible assets during 2020 and a non-cash impairment charge for goodwill in 2019 as the fair values were lower than the carrying values.

(b)	Represents gain realized from the settlement of the final court judgment against Diamondback.
(c)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(d)	Represents non-capitalizable costs of professional services incurred in connection with legal proceedings and the evaluation of potential acquisitions.
(e)	Represents realized and unrealized foreign currency translation gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(f)

Represents the difference between the December 31, 2018 liability balance and the $10.0 million cash payment for the Repeat Precision earn-out consideration, which was paid to our joint venture partner on January 31, 2019.

(g)	Reflects charges incurred in connection with the reductions in workforce implemented in 2020 and 2019.
(h)	Represents the impact of a research and development subsidy that is included in income tax expense (benefit) in accordance with GAAP along with other charges and credits.

FREE CASH FLOW

	Year Ended December 31,
	2020	2019
Net cash provided by operating activities	$35,117	$17,949
Purchases of property and equipment	(2,098)	(6,123)
Purchase and development of software and technology	(55)	(251)
Proceeds from sales of property and equipment	1,094	1,372
Free cash flow	$34,058	$12,947

FREE CASH FLOW LESS DISTRIBUTIONS TO NON-CONTROLLING INTEREST

	Year Ended December 31,
	2020	2019
Net cash provided by operating activities	$35,117	$17,949
Purchases of property and equipment	(2,098)	(6,123)
Purchase and development of software and technology	(55)	(251)
Proceeds from sales of property and equipment	1,094	1,372
Distribution to non-controlling interest	(17,550)	(6,000)
Free cash flow less distributions to non-controlling interest	$16,508	$6,947

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
United States
Product sales	$9,547	$16,856	$38,866	$79,128
Services	1,725	5,793	7,313	24,163
Total United States	11,272	22,649	46,179	103,291
Canada
Product sales	9,590	15,942	34,330	59,895
Services	4,400	7,998	14,219	26,668
Total Canada	13,990	23,940	48,549	86,563
Other Countries
Product sales	112	2,095	2,001	6,803
Services	2,009	3,410	10,248	8,828
Total Other Countries	2,121	5,505	12,249	15,631
Total
Product sales	19,249	34,893	75,197	145,826
Services	8,134	17,201	31,780	59,659
Total revenues	$27,383	$52,094	$106,977	$205,485